Exhibit 99.1

Press Release

Quanex Building Products Announces Debt Refinancing

Significant Reduction in Annual Interest Expense

HOUSTON, TEXAS, August 1, 2016 – Quanex Building Products Corporation (NYSE: NX) (“Quanex” or the “Company”) today announced that it has entered into new senior secured credit facilities (the “New Senior Credit Facilities”) due 2021 totaling $450 million, comprised of a $300 million revolving credit facility and a $150 million Term Loan A.

The New Senior Credit Facilities replace the Company’s existing $310 million Term Loan B and $100 million Asset-Based Lending facility. Borrowings under the New Senior Credit Facilities will bear a tiered interest rate based on Quanex’s consolidated leverage ratio and will initially be set at LIBOR plus 200 basis points, reducing the Company’s current credit spread by approximately 375 basis points. At the time of closing, there were approximately $300 million of borrowings under the New Senior Credit Facilities.

Brent Korb, Senior Vice President of Finance and Chief Financial Officer, commented, “The New Senior Credit Facilities give us ample flexibility and a capital structure that supports our business requirements. In addition, the new capital structure significantly reduces our annual interest expense. In fact, based on current debt outstanding, the New Senior Credit Facilities reduce the annual interest expense by approximately $13 million, greater than a 60% reduction. Not only is this transaction meaningfully accretive, it is also a reflection of the progress we have made improving our leverage profile since the start of our fiscal year, and demonstrates the confidence the lenders have in our ability to execute on our long-term strategic plan.”

Wells Fargo Securities, LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as the Joint Lead Arrangers and Joint Bookrunners for the New Senior Credit Facilities with Wells Fargo Bank, National Association serving as Administrative Agent.

About Quanex

Quanex Building Products Corporation is an industry-leading manufacturer of components sold to Original Equipment Manufacturers (OEMs) in the building products industry. Quanex designs and produces energy-efficient fenestration products in addition to kitchen and bath cabinet components.

Contact:

Investor Contact: Scott Zuehlke, 713-877-5327, scott.zuehlke@quanex.com

Media Contact: Valerie Calvert, 713-877-5305, valerie.calvert@quanex.com